Exhibit 10.1
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is made this twenty-first day of December 2006, between NVR, INC., a Virginia corporation (the “Company”) and DWIGHT C. SCHAR, (the “Executive”). References within this Amendment to the Company refer to NVR and its subsidiaries and affiliates.
WHEREAS, the parties wish to amend that Employment Agreement entered into between the Company and the Executive dated July 1, 2005 (“Employment Agreement”); and
WHEREAS, Section 8.3 of the Employment Agreement states that amendments shall only be effectuated pursuant to a written instrument signed by both parties to the Employment Agreement;
WHEREAS, the Company and the Executive find it desirous to execute an Amendment, whereby the Executive’s base salary and bonus opportunity for calendar year 2007 is $0.00.
ACCORDINGLY, for and in consideration of the foregoing and of the mutual covenants and agreement set forth in this Amendment, the parties AGREE as follows:
1.	Paragraph 1.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Employment by the Company. The Company hereby employs the Executive, for itself and its affiliates, to render full-time services to the Company. The Executive will serve in the capacity of Chairman of the Board. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other related duties as may be assigned to him from time to time by the Company’s Board of Directors. The Executive will devote his time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from engaging in other activities, including investing his funds and assets in any form or manner, so long as such investments and other activities do not interfere with the performance of his full-time duties for the Company, and subject to the limitations set forth in Section 7.1 of this Agreement and the Company’s other policies and procedures.
2.	Paragraph 1.3 is hereby deleted in its entirety.

3.	Paragraph 3.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual base salary of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) payable in equal monthly installments of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000). For calendar year 2007 only, (i) the Executive’s annual base salary is equal to $0.00, and (ii) the Executive’s annual base salary for purposes of calculating any payments due the Executive pursuant to Section 6 of the Agreement shall be deemed to be $1,500,000, provided that the Company may make any adjustments to the Executive’s 2007 base salary up to $1,500,000 to the extent necessary to avoid unintended consequences under the Employee Retirement Income Security Act, the Internal Revenue Code, the Company’s benefit plans or other similar laws and arrangements. The Company’s Board of Directors in its sole discretion may increase, but may not reduce, the Executive’s annual base salary.

4.	The first sentence of Paragraph 3.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

The Executive shall be eligible to be paid a bonus annually in cash pursuant to the Company’s annual incentive plan, as determined by the Compensation Committee of the Board of Directors, in a maximum amount of 100% of the Executive’s annual base salary as then in effect.

5.	Paragraph 3.5 of the Employment Agreement is hereby amended and restated in it entirety as follows:

The Executive is required to continuously hold at all times NVR, Inc. common stock with a value equal to the higher of (i) $12,000,000 and (ii) eight (8) times the Executive’s base salary as then in effect, subject to adjustment at any time by the Company’s Board of Directors upon thirty days notice.

6.	Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, intending to be legally bound by its terms, as of the day and year first above written.
NVR, INC.

By:	/s/ Robert M. Paul	/s/ Dwight C. Schar
	ROBERT M. PAUL	DWIGHT C. SCHAR